Exhibit 4.3

PROMISSORY NOTE

$2,000,000	As of March 4, 2016
Seoul, Korea

FOR VALUE RECEIVED, SWIS Co. Ltd., a Korean Company located at Choong Nam, Asan Shi, Doon Po Myun, Asan Valley Ro 285, South Korea, 336-871 (“Payor”) promises to pay to the order of the individuals and/or entities listed on Schedule A hereto (collectively, the “Payees”) at such address as is provided to Payor, in lawful money of the Republic of Korea and in immediately available funds, the sum of TWO MILLIION DOLLARS ($2,000,000.00) (as may be modified pursuant to the terms hereof, the “Principal Amount”), on the terms set forth herein.

1.           Principal Amount. The Principal Amount of TWO MILLION DOLLARS (2,000,000.00) will be wired to the account listed on Schedule A.

2.           Payment. The Principal Amount of the note (the “Note”) shall be due and payable on March 3, 2018. (the “Maturity Date”).

3.           Interest. The interest on the loan will be annual 4%. Interest will be due on maturity date.

4.           Affirmative Waivers. Payor hereby unconditionally waives presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatsoever with respect to this Note.

5.           Amendments, etc. No amendment or waiver of any provision of this Note, nor consent to any departure by Payor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Payees and Payor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the obligations of Payor hereunder shall terminate upon the payment in full of any and all monies due and owing hereunder by Payor to the Payees.

6.           No Waiver; Remedies. No failure on the part of any Payee to exercise, and no delay in exercising, any right hereunder (including, without limitation, failure to demand payment or enforce collection of this Note) shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.           Partial Invalidity. If any provision hereof is, for any reason and to any extent, determined by a court of competent jurisdiction to be invalid or unenforceable with respect to any person, entity or circumstance, then neither the remainder of this Note, nor the application of the provision to other persons, entities, or circumstances, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

8.           Binding Effect. This Note shall be binding upon Payor and Payor’s successors and shall inure to the benefit of each Payee and such Payee’s successors and assigns.

9.           Governing Law; Choice of Forum. This Note and the rights and obligations of Payor and the Payees hereunder shall be governed by and construed in accordance with the laws of the Republic of Korea without giving effect to the conflicts of law principles thereof. Payor hereby consents to the exclusive jurisdiction of any state or federal court located within Seoul, Korea. Payor waives any objection of forum non conveniens and venue.

10.           Waiver of Jury Trial. PAYOR AND, BY THEIR ACCEPTANCE HEREOF, EACH PAYEE KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.

11.           Collection Costs. The Payor agrees to reimburse the Payees for any and all reasonable documented costs and expenses (including, without limitation, all reasonable court costs, legal expenses and attorneys’ fees) incurred by the Payees in collecting or attempting to collect on this Note.

IN WITNESS WHEREOF, Payor has caused this Note to be duly executed and delivered in favor of the Payees as of the date first set forth above.

______________________
SWIS Co., Ltd.
Title:

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Schedule A

Schedule of Payees

NextGlass Technologies, Inc.

Address:

9454 Wilshire Blvd., Suite 610

Beverly Hills, CA 90212

Name of the Bank: Wells Fargo Bank

Account Number: 3911794604

Swift Code: WFBIUS6S

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